ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-200212 Dated May 22, 2015

UBS AG $• Trigger Autocallable Optimization Securities

Linked to a weighted basket of four indices due on or about May 31, 2017

Investment Description

UBS AG Trigger Autocallable Optimization Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the performance of a weighted basket (the “underlying basket”) of four indices, consisting of the EURO STOXX 50® Index, the MSCI® Emerging Markets IndexSM, the Russell 2000® Index and the S&P 500® Index (each, a “basket index,“ together the “basket indices”). The Securities are designed for investors who believe that the level of the underlying basket will remain flat or increase during the term of the Securities. The closing level of the underlying basket (the “basket closing level”) on any date will be a level of the underlying basket equal to the product of (i) the initial basket level multiplied by (ii) the sum of one and the weighted performance of each of the basket indices on that date. If the basket closing level is equal to or greater than the closing level of the underlying basket on the trade date (the “initial basket level”) on any observation date, UBS will automatically call the Securities and pay you a cash payment per Security equal to the principal amount plus the applicable call return (the “call price”). The call return, and therefore the call price, increases the longer the Securities are outstanding. If by maturity the Securities have not been called and the basket closing level on the final valuation date (the “final basket level”) is equal to or greater than the trigger level, UBS will repay the full principal amount per Security. If, however, the Securities are not called and the final basket level is less than the trigger level, UBS will repay less than the principal amount, if anything, resulting in a loss on your investment that is equal to the percentage decline in the level of the underlying basket from the trade date to the final valuation date (the “basket return”). Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your initial investment. Higher call return rates are generally associated with a greater risk of loss. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

Features

❑

Call Return — If the basket closing level is equal to or greater than the initial basket level on any observation date, UBS will automatically call the Securities and pay you a cash payment per Security equal to the call price for the applicable observation date. The call return, and therefore the call price, increases the longer the Securities are outstanding. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

❑

Contingent Repayment of Principal Amount at Maturity — If by maturity the Securities have not been called and the final basket level is equal to or greater than the trigger level, UBS will pay you the principal amount per Security at maturity. If, however, the final basket level is less than the trigger level on the final valuation date, UBS will repay less than the principal amount, if anything, resulting in a loss on your investment that is proportionate to the basket return. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date**	May 27, 2015
Settlement Date**	May 29, 2015
Observation Dates	Quarterly (see page 2)
Final Valuation Date	May 24, 2017
Maturity Date	May 31, 2017

*	Expected. See page 2 for additional details.

**	We expect to deliver each offering of the Securities against payment on or about the second business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are generally required to settle in three business days, unless the parties to a trade expressly agree otherwise.

Notice to investors: the Securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full principal amount of the Securities at maturity, and the Securities can have downside market risk similar to the underlying basket. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Securities if you do not understand or are not comfortable with the significant risks involved in investing in the Securities.

You should carefully consider the risks described under “Key Risks” beginning on page 5 and under “Risk Factors” beginning on page PS-16 of the Trigger Autocallable Optimization Securities product supplement before purchasing any Securities. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Securities. You may lose some or all of your initial investment in the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network.

Security Offering

These preliminary terms relate to Securities linked to the performance of a weighted basket of four indices. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment) and integral multiples of $10 in excess thereof. The initial index levels and the call return rate will be determined on the trade date.

Basket Indices	Ticker	Weighting of each Basket Index	Initial Index Level	Initial Basket Level	Trigger Level	Call Return Rate*	CUSIP	ISIN
EURO STOXX 50® Index	SX5E	40%	•	100	80, equal to 80% of the Initial Basket Level	At least 6.00% per annum	90274T536	US90274T5368
MSCI® Emerging Markets IndexSM	MXEF	20%	•
Russell 2000® Index	RTY	20%	•
S&P 500® Index	SPX	20%	•
*	If the Securities are called, your call return will vary depending on which potential call settlement date the Securities are called.

The estimated initial value of the Securities as of the trade date is expected to be between $9.60 and $9.80 for Securities linked a weighted basket of four indices. The range of the estimated initial value of the Securities was determined on the date of this free writing prospectus by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” on pages 5 and 6 of this free writing prospectus.

See “Additional Information about UBS and the Securities” on page ii. The Securities will have the terms set forth in the Trigger Autocallable Optimization Securities (“TAOS”) product supplement relating to the Securities, dated December 22, 2014, the accompanying prospectus and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this free writing prospectus, the TAOS product supplement, the index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Securities	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to a weighted basket of four indices	$•	$10.00	$•	$0.15	$•	$9.85

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities and an index supplement for various securities we may offer, including the Securities), with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	TAOS product supplement dated December 22, 2014:

http://www.sec.gov/Archives/edgar/data/1114446/000119312514450542/d841435d424b2.htm

♦	Index Supplement dated November 14, 2014:

http://www.sec.gov/Archives/edgar/data/1114446/000119312514413492/d818855d424b2.htm

♦	Prospectus dated November 14, 2014:

http://www.sec.gov/Archives/edgar/data/1114446/000119312514413375/d816529d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Trigger Autocallable Optimization Securities” or the “Securities” refer to the Securities that are offered hereby. Also, references to the “TAOS product supplement” mean the UBS product supplement, dated December 22, 2014, references to the “index supplement” mean the UBS index supplement, dated November 14, 2014 and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated November 14, 2014.

This free writing prospectus, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in ‘‘Key Risks’’ beginning on page 5 and in ‘‘Risk Factors’’ in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Securities.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of all of your initial investment.

♦

You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as a hypothetical investment in the basket indices or the stocks comprising the basket indices (the “index constituent stocks”).

♦	You believe the basket closing level will be equal to or greater than the initial basket level on one of the specified observation dates.

♦

You understand and accept that you will not participate in any appreciation in the level of the underlying basket and that your potential return is limited to the applicable call return, and you would be willing to invest in the Securities based on the call return rate indicated on the cover hereof.

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying basket.

♦	You would be willing to invest in the Securities based on the trigger level indicated on the cover hereof.

♦	You do not seek current income from this investment and are willing to forgo dividends paid on the index constituent stocks.

♦	You seek an investment with exposure to companies in the Eurozone, the small capitalization segment of the U.S. equity market and emerging markets.

♦

You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity and accept that there may be little or no secondary market for the Securities.

♦

You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.

♦

You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of all of your initial investment.

♦

You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as a hypothetical investment in the basket indices or the index constituent stocks.

♦	You require an investment designed to provide a full return of principal at maturity.

♦	You believe that the level of the underlying basket will decline during the term of the Securities and that the final basket level is likely to be less than the trigger level.

♦

You seek an investment that participates in the full appreciation in the level of the underlying basket or that has unlimited return potential, and you would be unwilling to invest in the Securities based on the call return rate indicated on the cover hereof.

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying basket.

♦	You would be unwilling to invest in the Securities based on the trigger level indicated on the cover hereof.

♦	You seek current income from this investment or prefer to receive the dividends paid on the index constituent stocks.

♦	You do not seek an investment with exposure to companies in the Eurozone, the small capitalization segment of the U.S. equity market and emerging markets.

♦

You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity or you seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 5 of this free writing prospectus for risks related to an investment in the Securities.

Indicative Terms

Issuer	UBS AG, London Branch
Principal Amount	$10 per Security (subject to a minimum investment of 100 Securities)
Term(1)	Approximately 2 years, unless called earlier.
Underlying Basket	The Securities are linked to the performance of a weighted basket of four indices. The indices included in the basket, along with their respective weightings are set forth below:

Basket Indices	Weighting
Euro STOXX 50® Index	40%
MSCI® Emerging Markets IndexSM	20%
Russell 2000® Index	20%
S&P 500® Index	20%

Call Feature	The Securities will be called if the basket closing level on any observation date is equal to or greater than the initial basket level. If the Securities are called, UBS will pay you on the relevant call settlement date a cash payment per Security equal to the call price for the applicable observation date.
Call Settlement Date	Two business days following the relevant observation date, except that the call settlement date for the final valuation date is the maturity date.
Call Return	The call return increases the longer the Securities are outstanding and is based upon a call return rate of at least 6.00% per annum. The actual call return rate will be set on the trade date.
Call Price	The call price equals the principal amount per Security plus the applicable call return.

The table below reflects the minimum call return rate of 6.00% per annum. The actual call return rate will be set on the trade date.

Observation Date(1)(2)	Call Settlement Date	Call Return	Call Price (per Security)
August 26, 2015	August 28, 2015	1.500%	$10.1500
November 25, 2015	November 30, 2015	3.000%	$10.3000
February 25, 2016	February 29, 2016	4.500%	$10.4500
May 26, 2016	May 30, 2016	6.000%	$10.6000
August 29, 2016	August 31, 2016	7.500%	$10.7500
November 28, 2016	November 30, 2016	9.000%	$11.9000
February 24, 2017	February 28, 2017	10.500%	$11.0500
May 24, 2017	May 31, 2017	12.000%	$11.2000

Payment at Maturity (per Security)

If the Securities have not been called and the final basket level is equal to or greater than the trigger level, at maturity UBS will pay an amount in cash equal to the principal amount: $10.

If the Securities have not been called and the final basket level is less than the trigger level, at maturity, UBS will pay you an amount in cash that is less than the principal amount, if anything, equal to:

$10 + ($10 × Basket Return).

In such a case, you will lose a percentage of your principal amount equal to the basket return, and in extreme situations, you could lose all of your initial investment

Basket Return	The quotient, expressed as a percentage, of the following formula: (Final Basket level - Initial Basket level) Initial Basket level
Trigger Level	80, which is 80% of the initial basket level
Initial Basket Level	100
Basket Closing Level	The basket closing level on any observation date will be calculated as follows: 100 × [1 + (the sum of each basket index return multiplied by its weighting)]
Final Basket Level	The basket closing level on the final valuation date

Basket Index Return	With respect to each basket index, the quotient, expressed as a percentage, of the following formula: Final Index Level - Initial Index Level Initial Index Level
Initial Index Level	With respect to each basket index, the closing level for such basket index on the trade date, subject to postponement in the event of a market disruption event and as determined by the calculation agent.
Final Index Level	With respect to each basket index, the closing level for such basket index on any observation date, subject to postponement in the event of a market disruption event and as determined by the calculation agent.

Investment Timeline

Investing in the Securities involves significant risks. You may lose some or all of your initial investment. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

(1)

In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust the observation dates, as well as the final valuation date and maturity date to ensure that the stated term of the Securities remains the same.

(2)	Subject to the market disruption event provisions set forth in the TAOS product supplement.

Hypothetical Examples

The examples below illustrate the payment upon a call or at maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms will be determined on the trade date; amounts have been rounded for ease of reference):

Principal Amount:	$10
Term:	Approximately 2 years
Initial Basket Level:	100
Call Return Rate*:	6.00% per annum (or 1.50% per quarterly period)
Observation Dates:	Quarterly
Trigger Level:	80 (which is 80% of the Initial Basket Level)

Underlying Basket:

Basket Index	Basket Index Weight
A	40%
B	20%
C	20%
D	20%

The Basket Closing Level will be calculated as follows:

Basket Closing Level = 100 x (1 + (A basket index weight x A basket index return) +

(B basket index weight x B basket index return) +

(C basket index weight x C basket index return) +

(D basket index weight x D basket index return) )

*	The call return rate may be greater than the amounts shown above in which case your potential return on the Securities may be greater than the returns shown in the example below.

Example 1: On the first Observation Date, the Basket Index Return for the basket indices A, B, C and D are -10%, -10%, 20% and 40%, respectively and the Basket Closing Level is equal to or greater than the Initial Basket Level

Basket Closing Level at first Observation Date:	106 (equal to or greater than Initial Basket Level, Securities are called)
Call Price (per Security):	$10.15

Given the above assumptions, the Final Basket Closing Level would be calculated as follows:

100 x (1 + (40% x -10%) + (20% x -10%) + (20% x 20%) + (20% x 40%)) =106

Because the basket closing level is equal to or greater than the initial basket level on the first observation date, the Securities are called on the first call settlement date and UBS will pay you a total call price of $10.15 per Security (1.50% total return on the Securities).

Example 2: On the Final Valuation Date, the Basket Index Return for the basket indices A, B, C and D are 20%, -40%, -20% and 30%, respectively and the Final Basket Level is equal to or greater than the Initial Basket Level

Basket Closing Level at first Observation Date:	90 (less than Initial Basket Level, Securities NOT called)
Basket Closing Level at second Observation Date:	92 (less than Initial Basket Level, Securities NOT called)
Basket Closing Level at third Observation Date:	95 (less than Initial Basket Level, Securities NOT called)
Basket Closing Level at fourth to seventh Observation Date:	Various (each, less than Initial Basket Level, Securities NOT called)
Basket Closing Level at Final Valuation Date:	102 (equal to or greater than Initial Basket Level, Securities are called)

Call Price (per Security):	$11.20

Given the above assumptions, the Final Basket Closing Level would be calculated as follows:

100 x (1 + (40% x 20%) + (20% x -40%) + (20% x -20%) + (20% x 30%)) =102

Because the basket closing level is equal to greater than the initial basket level on the final valuation date, the Securities are called on the final valuation date. On the call settlement date (which coincides with the maturity date in this example), UBS will pay you a total call price of $11.20 per Security (12.00% total return on the Securities).

Example 3: On the Final Valuation Date, the Basket Index Return for the basket indices A, B, C and D are -30%, 30%, -15% and -50%, respectively. The Securities are NOT Called and the Final Basket Level is equal to or greater than the Trigger Level

Basket Closing Level at first Observation Date:	95 (less than Initial Basket Level, Securities NOT called)
Basket Closing Level at second Observation Date:	92 (less than Initial Basket Level, Securities NOT called)
Basket Closing Level at third Observation Date:	88 (less than Initial Basket Level, Securities NOT called)
Basket Closing Level at fourth to seventh Observation Date:	Various (each, less than Initial Basket Level, Securities NOT called)
Basket Closing Level at Final Valuation Date:	81 (less than Initial Basket Level, but equal to or greater than Trigger Level, Securities NOT called)

Settlement Amount (per Security):	$10

Given the above assumptions, the Final Basket Closing Level would be calculated as follows:

100 x (1 + (40% x -30%) + (20% x 30%) + (20% x -15%) + (20% x -50%)) =81

Because the basket closing level is less than the initial basket level on the final valuation date, the Securities are not called and the final basket level is equal to or greater than the trigger level, at maturity UBS will pay you a total of $10 per Security (a zero percent total return on the Securities).

Example 4: On the Final Valuation Date, the Basket Index Return for the basket indices A, B, C and D are -67.5%, -30%, -30% and -5%, respectively. Securities are NOT Called and the Final basket level is less than the Trigger Level

Basket Closing Level at first Observation Date:	91 (less than Initial Basket Level, Securities NOT called)
Basket Closing Level at second Observation Date:	87 (less than Initial Basket Level, Securities NOT called)
Basket Closing Level at third Observation Date:	76 (less than Initial Basket Level, Securities NOT called)
Basket Closing Level at fourth to seventh Observation Date:	Various (each, less than Initial Basket Level, Securities NOT called)
Basket Closing Level at Final Valuation Date:	60 (less than Initial Basket Level and Trigger Level, Securities NOT called)

Given the above assumptions, the Final Basket Closing Level would be calculated as follows:

100 x (1 + (40% x -67.5%) + (20% x -30%) + (20% x -30%) + (20% x -5%)) = 60

The basket return is then calculated as follows:

Basket Return =	Final Basket Level –Initial Basket Level	=	60 –100	= -40.00%
	Initial Basket Level		100

Settlement Amount (per Security):	$10.00 + ($10 x Basket Return)
$10.00 + ($10 x -40%)
$10.00 - $4.00
$6.00

Because the basket closing level is less than the initial basket level on the final valuation date, the Securities are not called and the final basket level is less than the trigger level, at maturity, UBS will pay you a total of $6 per Security (a 40% loss on the Securities).

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the index constituent stocks of each basket index. These risks are explained in more detail in the “Risk Factors” section of the TAOS product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦

Risk of loss at maturity — The Securities differ from ordinary debt securities in that the issuer will not necessarily pay the full principal amount of the Securities. If the Securities are not called, UBS will repay you the principal amount of your Securities in cash only if the final basket level is equal to or greater than the trigger level and will only make such payment at maturity. If the Securities are not called and the final basket level is less than the trigger level, you will lose a percentage of your principal amount equal to the basket return.

♦

The contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the underlying basket is equal to or greater than the trigger level.

♦

Your potential return on the Securities is limited to the call return — If called, the return potential of the Securities is limited to the applicable call return regardless of the appreciation of the underlying basket. In addition, because the call return increases the longer the Securities have been outstanding, the call price payable with respect to earlier observation dates is less than the call price with respect to later observation dates. The earlier a Security is called, the lower your return will be. If the Securities are not called, you may be subject to the decline in the level of the underlying basket even though you will not participate in any of the underlying basket’s potential appreciation.

♦

Higher call return rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the underlying basket reflects a higher expectation as of the trade date that the final basket level could be less than the trigger level. This greater expected risk will generally be reflected in a higher call return rate for that Security. However, while the call return rate is a fixed amount, an index’s volatility can change significantly over the term of the Securities. The level of the underlying basket for your Securities could fall sharply, which could result in the loss of some or all of your initial investment.

♦	No interest payments — UBS will not pay any interest with respect to the Securities.

♦

Reinvestment risk — If your Securities are called early, the term of the Securities will be reduced and you will not receive any payment on the Securities after the call settlement date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Securities, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. Because the Securities may be called as early as the first potential call settlement date, you should be prepared in the event the Securities are called early.

♦

Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including payments in respect of an automatic call or any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose all of your initial investment.

♦

Market risk — The return on the Securities is directly linked to the performance of the underlying basket and each basket index, and indirectly linked to the index constituent stocks. The levels of the basket indices can rise or fall sharply due to factors specific to the index constituent stocks, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions, and other events, as well as general market factors, such as general stock market volatility and levels, interest rates, and economic and political conditions. You, as an investor in the Securities, should make your own investigation into the basket indices and any of the index constituent stocks included in each basket index.

♦	Fair value considerations.

♦

The issue price you pay for the Securities will exceed their estimated initial value — The issue price you pay for the Securities will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Securities by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the levels of the basket indices, the volatility and expected dividends on the index constituent stocks, the correlation among the basket indices, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date will be less than the issue price you pay for the Securities.

♦

The estimated initial value is a theoretical price; the actual price that you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Securities at any time will vary based on many factors, including the factors described above and in “— Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date — We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.

♦	Limited or no secondary market and secondary market price considerations.

♦

There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and its affiliates may make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦

Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the levels of the basket indices; the volatility of the index constituent stocks; the dividend rate paid on the index constituent stocks; the correlation among the basket indices; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Securities.

♦

Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.

♦

Changes in the levels of the basket indices may offset each other — The Securities are linked to a weighted basket comprised of the basket indices. Where the level of one or more of the basket indices appreciates, the level of one or more of the other basket indices may not appreciate by the same amount or may even decline. Therefore, in determining if the Securities are called, the final basket level and the payment at maturity on the Securities, increases in the level of one or more of the basket indices may be moderated, or offset, by lesser increases or declines in one or more of the other basket indices. This effect is further amplified by differing weights of the basket indices. More heavily weighted basket indices will have a larger impact on the basket return than basket indices with lesser weightings. In addition, if the performances of the basket indices are not correlated to each other, the risk of offsetting performance between the basket indices is greater resulting in a greater risk that the basket closing level will be less than the initial basket level on the observation dates.

♦

Owning the Securities is not the same as owning the index constituent stocks — The return on your Securities is unlikely to reflect the return you would realize if you actually owned the index constituent stocks. For instance, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Securities, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Securities. In addition, as an owner of the Securities, you will not have voting rights or any other rights that holders of the index constituent stocks may have.

♦

The Securities are subject to currency exchange risk — Because the prices of the index constituent stocks of the MSCI® Emerging Markets IndexSM are converted into U.S. dollars by the index sponsor for the purposes of calculating the level of the MSCI® Emerging Markets IndexSM, you will be exposed to currency exchange rate risk with respect to each of the currencies in which the MSCI® Emerging Markets IndexSM index constituent stocks trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of the index constituent stocks denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the level of the MSCI® Emerging Markets IndexSM will be adversely affected and consequently the payment at maturity of the Securities, if any, may be reduced.

♦

The index return for the EURO STOXX 50® Index will not be adjusted for changes in exchange rates relative to the U.S. dollar even though the index constituent stocks are traded in a foreign currency and the Securities are denominated in U.S. dollars — The value of your Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the index constituent stocks of the EURO STOXX 50® Index are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

♦

Emerging markets risk — The Securities are linked to the MSCI® Emerging Markets IndexSM and are subject to emerging markets risk. Investments in Securities linked directly or indirectly to emerging market equity securities involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Securities of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government interventions to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the Securities are susceptible, before making a decision to invest in the Securities.

♦

Non-U.S. securities markets risks — The index constituent stocks of the EURO STOXX 50® Index and the MSCI® Emerging Markets IndexSM are issued by non-U.S. companies and are traded on various non-U.S. exchanges. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks. Specifically, the index constituent stocks of the MSCI® Emerging Markets IndexSM are issued by companies located in emerging market countries and the index constituent stocks of the EURO STOXX 50® Index are issued by companies located in the Eurozone. The Eurozone has undergone severe financial stress, and the political, legal and regulatory ramifications are impossible to predict. Changes within the Eurozone could have a material adverse effect on the performance of the underlying basket and, consequently, on the value of the Securities. The MSCI® Emerging Markets IndexSM constituent stocks are subject to the risks discussed in “—Emerging markets risk” above.

♦

There are small-capitalization stock risks associated with the Russell 2000® Index — The Securities are subject to risks associated with small-capitalization companies. The Russell 2000® Index is comprised of stocks of companies that may be considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large capitalization companies and therefore the underlying index may be more volatile than an index in which a greater percentage of the constituent stocks are issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large capitalization companies to adverse business and economic developments, and the stocks of small capitalization companies may be thinly traded. In addition, small capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

♦

No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether the level of the underlying basket will rise or fall. The level of the underlying basket will be influenced by complex and interrelated political, economic, financial and other factors that affect the basket indices. You should be willing to accept the downside risks of owning equities in general and the index constituent stocks in particular, and to assume the risk that, if the Securities are not automatically called, you will not receive any positive return on your Securities and you may lose some or all of your initial investment.

♦

The underlying basket reflects price return, not total return — The underlying basket to which your Securities are linked reflect the changes in the market prices of the index constituent stocks. The underlying basket does not, however, reflect a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the index constituent stocks. The return on your Securities will not include such a total return feature or dividend component.

♦

Changes affecting the basket indices could have an adverse effect on the value of the Securities — The policies of MSCI Inc., the sponsor of the MSCI® Emerging Markets IndexSM, STOXX Limited, the sponsor of the EURO STOXX 50® Index, the Frank Russell Company, the sponsor of the Russell 2000® Index and S&P Dow Jones Indices LLC, a division of The McGraw -Hill Companies, Inc., the sponsor of the S&P 500® Index (together, the “index sponsors”), concerning additions, deletions and substitutions of the index constituent stocks and the manner in which the index sponsor takes account of certain changes affecting those index constituent stocks may adversely affect the levels of the basket indices. The policies of the index sponsors with respect to the calculation of the basket indices, could also adversely affect the levels of the basket indices. The index sponsors may discontinue or suspend calculation or dissemination of the basket indices. Any such actions could have an adverse effect on the value of the Securities.

♦

UBS cannot control actions taken by the index sponsors and the index sponsors have no obligation to consider your investment in the Securities — UBS and its affiliates are not affiliated with the sponsors of the basket indices and has no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the basket indices. The index sponsors are not involved in the offer of the Securities in any way and have no obligation to consider your interest as an owner of the Securities in taking any actions or making any judgments that might affect the market value of your Securities.

♦

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the index constituent stocks and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying basket may adversely affect the performance and, therefore, the market value of the Securities.

♦

Potential conflict of interest — UBS and its affiliates may engage in business related to the underlying basket or index constituent stocks, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. The calculation agent, an affiliate of the issuer, will determine the basket return and the payment at maturity based on the final basket level. The calculation agent can postpone the determination of the basket return or the maturity date if a market disruption event occurs and is continuing on the final valuation date. The calculation agent will determine whether the Securities are called and can postpone observation dates due to a market disruption event. As UBS determines the economic terms of the Securities, including the trigger level and call return rate, and such terms include hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying basket to which the Securities are linked.

♦

Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the Securities — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Securities, into equity and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.

♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your tax situation.

EURO STOXX 50® Index

We have derived all information regarding the EURO STOXX 50® Index contained in this free writing prospectus, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by STOXX Limited. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the EURO STOXX 50®.

STOXX Limited has no obligation to continue to publish the EURO STOXX 50® Index, and may discontinue publication of the EURO STOXX 50® Index at any time.

The EURO STOXX 50® Index covers 50 stocks of market sector leaders mainly from 12 Eurozone countries: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. The EURO STOXX 50® Index captures approximately 60% of the free float market capitalization of the EURO STOXX Total Market Index (TMI) Index (the “EURO STOXX TMI”). The EURO STOXX 50® Index is defined as all components of the 19 EURO STOXX Supersector indices. The EURO STOXX Supersector indices represent the Eurozone portion of the STOXX 600 Supersector indices, which indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. The EURO STOXX 50® Index is weighted by free-float market capitalization. Each component’s weight is capped at 10% of the EURO STOXX 50® Index’s total free-float market capitalization.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the EURO STOXX 50® Index.

Historical Information

The following table sets forth the quarterly high and low closing levels for the EURO STOXX 50® Index, based on the daily closing level as reported by Bloomberg Professional® service (“Bloomberg”), without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the EURO STOXX 50® Index on May 20, 2015 was 3,683.48. Past performance of the basket index is not indicative of the future performance of the basket index.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2011	3/31/2011	3,068.00	2,721.24	2,910.91
4/1/2011	6/30/2011	3,011.25	2,715.88	2,848.53
7/1/2011	9/30/2011	2,875.67	1,995.01	2,179.66
10/3/2011	12/30/2011	2,476.92	2,090.25	2,316.55
1/3/2012	3/30/2012	2,608.42	2,286.45	2,477.28
4/2/2012	6/29/2012	2,501.18	2,068.66	2,264.72
7/2/2012	9/28/2012	2,594.56	2,151.54	2,454.26
10/1/2012	12/31/2012	2,659.95	2,427.32	2,635.93
1/2/2013	3/28/2013	2,749.27	2,570.52	2,624.02
4/1/2013	6/28/2013	2,835.87	2,511.83	2,602.59
7/1/2013	9/30/2013	2,936.20	2,570.76	2,893.15
10/1/2013	12/31/2013	3,111.37	2,902.12	3,109.00
1/2/2014	3/31/2014	3,172.43	2,962.49	3,161.60
4/1/2014	6/30/2014	3,314.80	3,091.52	3,228.24
7/1/2014	9/30/2014	3,289.75	3,006.83	3,225.93
10/1/2014	12/31/2014	3,277.38	2,874.65	3,146.43
1/2/2015	3/31/2015	3,731.35	3,007.91	3,697.38
4/1/2015*	5/20/2015*	3,828.78	3,546.56	3,683.48

*	As of the date of this free writing prospectus, available information for the second calendar quarter of 2015 includes data for the period from April 1, 2015 through May 20, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2015.

The graph below illustrates the performance of the EURO STOXX 50® Index from January 2, 2004 through May 20, 2015, based on information from Bloomberg. Past performance of the basket index is not indicative of the future performance of the basket index.

MSCI® Emerging Markets IndexSM

We have derived all information contained in this free writing prospectus regarding the MSCI® Emerging Markets IndexSM, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by MSCI Inc., which we refer to as “MSCI”. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the MSCI® Emerging Markets IndexSM.

The MSCI® Emerging Markets IndexSM (the “MSCI Index”) is a stock index calculated, published and disseminated daily by MSCI, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited. The MSCI Index is a free float adjusted market capitalization index designed to measure equity market performance in the global emerging markets and is one of the MSCI Global Investable Market Indices.

As of May 29, 2015, the constituents of the MSCI Index were derived from the constituents of MSCI’s standard single country indexes representing 23 emerging market countries. The five largest emerging market countries included and their relative weightings as of May 29, 2015 are: China (25.07%), South Korea (14.86%), Taiwan (12.47%), Brazil (7.91%) and South Africa (7.76%). Other countries account for 31.93% of the MSCI Index and include Chile, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Malaysia, Mexico, Peru, Philippines, Poland, Qatar, Russia, Thailand and Turkey and United Arab Emirates.

As of May 29, 2015, the companies included in the MSCI Index were divided into ten global industry classification Sectors, each having a relative weight within the MSCI Index as follows: Financials (29.17%), Information Technology (18.19%), Consumer Discretionary (9.02%), Energy (8.71%), Consumer Staples (7.82%), Telecommunication Services (7.32%), Materials (7.22%), Industrials (6.95%), Utilities (3.35%) and Health Care (2.26%).

The MSCI Index is considered a “standard” index, which means it consists of all eligible large-capitalization and mid-capitalization stocks, as determined by MSCI, in the relevant market. The MSCI Index has a base date of December 31, 1987.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the MSCI® Emerging Markets IndexSM.

Historical Information

The following table sets forth the quarterly high and low closing levels for the MSCI® Emerging Markets IndexSM, based on the daily closing level as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the MSCI® Emerging Markets IndexSM on May 20, 2015 was 1,036.10. Past performance of the basket index is not indicative of the future performance of the basket index.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2011	3/31/2011	1,170.87	1,087.10	1,170.87
4/1/2011	6/30/2011	1,206.49	1,098.33	1,146.22
7/1/2011	9/30/2011	1,169.49	851.51	880.43
10/3/2011	12/30/2011	1,010.12	831.22	916.39
1/3/2012	3/30/2012	1,079.94	917.08	1,041.45
4/2/2012	6/29/2012	1,055.63	882.46	937.35
7/2/2012	9/28/2012	1,014.07	905.65	1,002.66
10/1/2012	12/31/2012	1,055.20	969.82	1,055.20
1/2/2013	3/28/2013	1,082.68	1,015.47	1,034.90
4/1/2013	6/28/2013	1,061.09	883.34	940.33
7/1/2013	9/30/2013	1,022.54	905.96	987.46
10/1/2013	12/31/2013	1,044.66	979.88	1,002.69
1/2/2014	3/31/2014	994.65	916.56	994.65
4/1/2014	6/30/2014	1,057.59	993.12	1,050.78
7/1/2014	9/30/2014	1,100.98	1,005.33	1,005.33
10/1/2014	12/31/2014	1,016.07	909.98	956.31
1/2/2015	3/31/2015	993.82	934.73	974.57
4/1/2015*	5/20/2015*	1,067.01	982.93	1,036.10

*	As of the date of this free writing prospectus, available information for the second calendar quarter of 2015 includes data for the period from April 1, 2015 through May 20, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2015.

The graph below illustrates the performance of the MSCI® Emerging Markets IndexSM from January 2, 2004 through May 20, 2015, based on information from Bloomberg. Past performance of the basket index is not indicative of the future performance of the basket index.

Russell 2000® Index

We have derived all information regarding the Russell 2000® Index (“the Russell 2000 Index”) contained in this free writing prospectus, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by the Frank Russell Company. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the Russell 2000 Index.

The Frank Russell Company has no obligation to continue to publish the Russell 2000 Index, and may discontinue publication of the Russell 2000 Index at any time.

The Russell 2000 Index is published by the Frank Russell Company. As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — Russell 2000 Index,” the Russell 2000 Index measures the composite price performance of the smallest 2,000 companies included in the Russell 3000 Index. The Russell 3000 Index is composed of the 3,000 largest United States companies by market capitalization and represents approximately 98% of the market capitalization of the United States equity market. The Russell 2000 Index value is calculated by adding the market values of the index’s component stocks and then dividing the derived total market capitalization by the “adjusted” capitalization of the Russell 2000 Index on the base date of December 31, 1986.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus.

Historical Information

The following table sets forth the quarterly high and low closing levels for the Russell 2000® Index, based on the daily closing level as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the Russell 2000® Index on May 20, 2015 was 1,257.737. Past performance of the basket index is not indicative of the future performance of the basket index.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2011	3/31/2011	843.549	773.184	843.549
4/1/2011	6/30/2011	865.291	777.197	827.429
7/1/2011	9/30/2011	858.113	643.421	644.156
10/3/2011	12/30/2011	765.432	609.490	740.916
1/3/2012	3/30/2012	846.129	747.275	830.301
4/2/2012	6/29/2012	840.626	737.241	798.487
7/2/2012	9/28/2012	864.697	767.751	837.450
10/1/2012	12/31/2012	852.495	769.483	849.350
1/2/2013	3/28/2013	953.068	872.605	951.542
4/1/2013	6/28/2013	999.985	901.513	977.475
7/1/2013	9/30/2013	1,078.409	989.535	1,073.786
10/1/2013	12/31/2013	1,163.637	1,043.459	1,163.637
1/2/2014	3/31/2014	1,208.651	1,093.594	1,173.038
4/1/2014	6/30/2014	1,192.964	1,095.986	1,192.964
7/1/2014	9/30/2014	1,208.150	1,101.676	1,101.676
10/1/2014	12/31/2014	1,219.109	1,049.303	1,204.696
1/2/2015	3/31/2015	1,266.373	1,154.709	1,252.772
4/1/2015*	5/20/2015*	1,275.350	1,215.417	1,257.737

*	As of the date of this free writing prospectus, available information for the second calendar quarter of 2015 includes data for the period from April 1, 2015 through May 20, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2015.

The graph below illustrates the performance of the Russell 2000® Index from January 2, 2004 through May 20, 2015, based on information from Bloomberg. Past performance of the basket index is not indicative of the future performance of the basket index.

S&P 500® Index

We have derived all information contained in this free writing prospectus regarding the S&P 500® Index, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC, a division of The McGraw-Hill Companies, Inc. (“S&P Dow Jones Indices”), and/or its affiliates.

S&P Dow Jones Indices has no obligation to continue to publish the S&P 500® Index, and may discontinue publication of the S&P 500® Index at any time. The S&P 500® Index is determined, comprised and calculated by S&P without regard to the Securities.

The S&P 500® Index is published by S&P Dow Jones Indices. As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — S&P 500® Index”, the S&P 500® Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P 500® Index is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Ten main groups of companies comprise the S&P 500® Index, with the percentage weight of each group in the index as a whole as of December 31, 2014 indicated below: Information Technology (19.7%), Financials (16.6%), Health Care (14.2%), Consumer Discretionary (12.1%), Industrials (10.4%), Consumer Staples (9.8%), Energy (8.4%), Utilities (3.2%), Materials (3.2%) and Telecommunication Services (2.3%).

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the S&P 500® Index.

Historical Information

The following table sets forth the quarterly high and low closing levels for the S&P 500® Index, based on the daily closing level as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the S&P 500® Index on May 20, 2015 was 2,125.85. Past performance of the basket index is not indicative of the future performance of the basket index.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2011	3/31/2011	1,343.01	1,256.88	1,325.83
4/1/2011	6/30/2011	1,363.61	1,265.42	1,320.64
7/1/2011	9/30/2011	1,353.22	1,119.46	1,131.42
10/3/2011	12/30/2011	1,285.09	1,099.23	1,257.60
1/3/2012	3/30/2012	1,416.51	1,277.06	1,408.47
4/2/2012	6/29/2012	1,419.04	1,278.04	1,362.16
7/2/2012	9/28/2012	1,465.77	1,334.76	1,440.67
10/1/2012	12/31/2012	1,461.40	1,353.33	1,426.19
1/2/2013	3/28/2013	1,569.19	1,457.15	1,569.19
4/1/2013	6/28/2013	1,669.16	1,541.61	1,606.28
7/1/2013	9/30/2013	1,725.52	1,614.08	1,681.55
10/1/2013	12/31/2013	1,848.36	1,655.45	1,848.36
1/2/2014	3/31/2014	1,878.04	1,741.89	1,872.34
4/1/2014	6/30/2014	1,962.87	1,815.69	1,960.23
7/1/2014	9/30/2014	2,011.36	1,909.57	1,972.29
10/1/2014	12/31/2014	2,090.57	1,862.49	2,058.90
1/2/2015	3/31/2015	2,117.39	1,992.67	2,067.89
4/1/2015*	5/20/2015*	2,129.20	2,059.69	2,125.85

*	As of the date of this free writing prospectus, available information for the second calendar quarter of 2015 includes data for the period from April 1, 2015 through May 20, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2015.

The graph below illustrates the performance of the S&P 500® Index from January 2, 2004 through May 20, 2015, based on information from Bloomberg. Past performance of the basket index is not indicative of the future performance of the basket index.

What are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” of the TAOS product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid derivative contract with respect to the basket indices. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale, automatic call, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be long term capital gain or loss if you have held your Securities for more than one year (otherwise such gain or loss would be short-term capital gain or loss). The deductibility of capital losses is subject to limitations.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Securities could differ materially from the treatment described above, as described further under “Supplemental U.S. Tax Considerations — Alternative Treatments” of the TAOS product supplement, as described in such product supplement. The risk that the Securities may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other index-linked securities that do not guarantee full repayment of principal.

The Internal Revenue Service (“IRS”), for example, might assert that the Securities should be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash), or that you should be required to recognize taxable gain on any rebalancing or rollover of the basket indices.

We will not attempt to ascertain whether any issuers of the index constituent stocks would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply to U.S. holders upon the taxable disposition (including cash settlement) of the Securities. You should refer to information filed with the Securities and Exchange Commission or an equivalent governmental authority by such entities and consult your tax advisor regarding the possible consequences to you if any such entity is or becomes a PFIC.

In 2007, the IRS released a notice that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” of the TAOS product supplement unless and until such time as the Treasury Department and IRS determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% Medicare tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Non-U.S. Holders. Subject to Section 871(m) of the Code and FATCA (as discussed below), if you are not a United States holder, you should generally not be subject to United States withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your foreign status (by providing us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8). Gain from the sale or exchange of a Security or settlement at maturity generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied, or has certain other present or former connections with the United States.

We will not attempt to ascertain whether the issuer of any index constituent stock would be treated as a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. Holder in respect of a Security upon a sale, exchange, automatic call, redemption or other taxable disposition of the Security to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 10% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of an index constituent stock as a United States real property holding corporation or the Securities as United States real property interests. You should consult your tax advisor regarding the possible consequences to you if such entity is or becomes a USRPHC.

Section 871(m) of the Code requires withholding (up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations (if finalized in their current form), certain payments or deemed payments with respect to certain equity-linked instruments (“specified ELIs”) that reference U.S. stocks (including the index constituent U.S. stocks of certain basket indices), may be treated as dividend equivalents (“dividend equivalents”) that are subject to U.S. withholding tax at a rate of 30% (or lower treaty rate). Under these proposed regulations, withholding may be required even in the absence of any actual dividend related payment or adjustment made pursuant to the terms of the instrument. If adopted in their current form, the proposed regulations may impose a withholding tax on payments or deemed payments made on the Securities on or after January 1, 2016 that are treated as dividend equivalents for Securities acquired on or after March 5, 2014. Under an IRS Notice, the IRS announced that the IRS and the Treasury Department intend that final Treasury regulations will provide that “specified ELIs” will exclude equity-linked instruments issued prior to 90 days after the date the final Treasury regulations are published. Accordingly, we generally expect that non-U.S. holders of the Securities should not be subject to tax under Section 871(m). However, it is possible that such withholding tax could apply to the Securities under these proposed rules if the non-U.S. holder enters into certain subsequent transactions in respect of the basket indices. If withholding is required, we (or the applicable paying agent) would be entitled to withhold such taxes without being required to pay any additional amounts with respect to amounts so withheld.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. — source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. — source interest or dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain foreign pass-thru payments made after December 31, 2016 (or, if later, the date that final regulations defining the term “foreign pass-thru payment” are published). Pursuant to these Treasury regulations, withholding tax under FATCA would not be imposed on foreign pass-thru payments pursuant to obligations that are executed on or before the date that is six months after final regulations regarding such payments are published (and such obligations are not subsequently modified in a material manner) or on withholdable payments solely because the relevant obligation is treated as giving rise to a dividend equivalent (pursuant to Section 871(m) and the regulations thereunder) where such obligation is executed on or before the date that is six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents. If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of FATCA are not currently clear. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Securities through a foreign entity) under the FATCA rules.

Proposed Legislation

In 2007, legislation was introduced in Congress that, if enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the entire term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Furthermore, in 2013, the House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Prospective purchasers of the Securities are urged to consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including the taxing jurisdictions of the issuers of the index constituent stocks).

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Securities at the issue price to the public less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Securities. UBS Securities LLC will agree to resell all of the Securities to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover of the final pricing supplement.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliates’ customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 5 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” on pages 5 and 6 of this free writing prospectus.